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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Access Pharmaceuticals Australia Pty. Limited, a New South Wales, Australia company

Tacora Corporation, a Delaware company

Virologix Corporation, a Delaware company